Exhibit 21

Subsidiaries of Registrant

Planters Bank & Trust Company of Virginia

Planters Insurance Agency, Inc.

Second Bank & Trust

First National Bank*

Virginia Commonwealth Trust Company

VFG Limited Liability Trust

*	As of February 28, 2008